Exhibit (j)(i)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our report on the 2010 financial statements dated February 23, 2011, which is incorporated by reference in this Registration Statement (Form N-1A) of The Direxion Insurance Trust, comprising Dynamic VP HY Bond Fund, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 33 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813).
/s/ ERNST & YOUNG LLP
New York, NY
April 25, 2011